Exhibit 99.1

Contact:

Michael J. Culotta

Executive Vice President and Chief Financial Officer

(502) 627-7475

PHARMERICA CORPORATION NAMES PATRICK G. LEPORE

TO ITS BOARD OF DIRECTORS

LOUISVILLE, Kentucky (January 14, 2013) – PharMerica Corporation (NYSE: PMC), a national provider of institutional pharmacy, specialty infusion and hospital pharmacy management services, today announced that it has appointed Patrick G. LePore to the Company’s Board of Directors.

Since 2007, Mr. LePore has served as the Chairman of the Board of Par Pharmaceutical Companies, Inc., where he also served as Chief Executive Officer until the company’s acquisition by private equity investor TPG in September 2012. Prior to joining Par Pharmaceutical, he was President of Cardinal Health, Inc.’s healthcare marketing group. Mr. LePore is a trustee of Villanova University, where he earned a B.A. degree. Mr. LePore earned his MBA degree from Fairleigh Dickinson University.

Commenting on the addition of Mr. LePore to the Board, Geoffrey G. Meyers, PharMerica’s Chairman of the Board, said, “Mr. LePore is an excellent addition to our Board. His management experience in the pharmaceutical industry brings considerable value to our company, and we look forward to his insight and contributions.”

About PharMerica

PharMerica Corporation is a leading institutional pharmacy, specialty infusion and hospital pharmacy management services company servicing healthcare facilities in the United States. PharMerica operates pharmacies in 45 states. PharMerica’s customers are institutional healthcare providers, such as nursing centers, assisted living facilities, hospitals and other long-term care providers. In addition, the Company provides specialty infusion pharmaceuticals to patients in a home setting. The Company also provides pharmacy management services to long-term care hospitals.

Forward-looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company’s current estimates, expectations and projections about its future results, performance, prospects and opportunities. Forward-looking statements include statements that are not historical facts and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “plan,” “may,” “should,” “will,” “would,” “project” and similar expressions. These forward-looking statements are based upon information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause the Company’s actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Important factors that could cause the Company’s actual results to differ materially from the results referred to in the forward-looking statements we make in this press release are included in the Risk Factors section set forth in the Company’s Annual Report on Form 10-K filed with the SEC and in other reports, including Quarterly Reports on Form 10-Q filed with the SEC by the Company.

You are cautioned not to place undue reliance on any forward-looking statements, all of which speak only as of the date of this press release. Except as required by law, we undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on the Company’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this press release and in the Risk Factors section set forth in the Company’s Annual Report on Form 10-K filed with the SEC and in other reports filed with the SEC by the Company.